United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

May 25, 2022 (May 20, 2022)

Date of report (Date of earliest event reported)

INTERNATIONAL SEAWAYS, INC.

(Exact name of Registrant as Specified in Its Charter)

1-37836-1
Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor

New York, New York 10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, Including Area Code: (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Symbol	Name of each exchange on which registered
Common Stock (no par value)	INSW	New York Stock Exchange
8.5% Senior Notes due 2023	INSW - PA	New York Stock Exchange
Rights to Purchase Common Stock	N/A	New York Stock Exchange

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On May 20, 2022, International Seaways, Inc. (“INSW” or the “Company”), International Seaways Operating Corporation (the “Borrower”) and certain of their subsidiaries entered into a credit agreement (the “Credit Agreement”) comprising $750 million of secured debt facilities (the “Facilities”) with Nordea Bank Abp, New York Branch (“Nordea”), Crédit Agricole Corporate & Investment Bank (“CA-CIB”), BNP Paribas, DNB Markets Inc. and Skandinaviska Enskilda Banken AB (PUBL) (or their respective affiliates), as mandated lead arrangers and bookrunners; Danish Ship Finance A/S and ING Bank N.V., London Branch (or their respective affiliates), as mandated lead arrangers; and National Australia Bank Limited, as co-arranger. Nordea is acting as administrative agent, collateral agent and security trustee under the Credit Agreement, and CA-CIB is acting as sustainability coordinator. Capitalized terms used in this paragraph and elsewhere not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The facilities consist of (i) a 5-year senior secured term loan facility in an aggregate principal amount of $530 million (the “Term Loan Facility”) and (ii) a 5-year revolving credit facility in an aggregate principal amount of $220 million (the “Revolving Facility”and, together with the Term Loan Facility, the “Facilities”). The Term Loan Facility contains an uncommitted accordion feature whereby, for a period of up to 24 months following the closing date, the amount of the loan thereunder may be increased up to an additional incremental $250 million (in increments of at least $10 million) for the acquisition of Additional Vessels, subject to certain conditions.

The Term Loan Facility and the Revolving Facility are secured by a first lien on 55 of the Company’s vessels (the “Collateral Vessels”), along with their earnings, insurances and certain other assets. In addition, both facilities are secured by liens on certain additional assets of the Borrower.

On May 24, 2022, the available amount of $530 million under the Term Loan Facility was drawn in full, and $70 million of the $220 million available under the Revolving Facility was also drawn. Those proceeds, together with available cash, were used (i) to repay the $163 million outstanding principal balance under the $390 Million Facilities (defined below in Item 1.02); (ii) to repay the $284 million outstanding principal balance under the $525 Million Facilities (defined below in Item 1.02); (iii) to repay the $128 million outstanding principal balance under the $360 Million Facilities (defined below in Item 1.02); and (iv) to pay certain expenses related to the refinancing, including certain structuring and arrangement fees, legal and administrative fees.

Interest on the Facilities is calculated based upon Adjusted Term SOFR plus the Applicable Margin (each as defined in the Credit Agreement). The Applicable Margin is 2.40%. The Facilities also include a sustainability-linked pricing mechanism. The adjustment in pricing will be linked to three factors:

•	a Fleet Sustainability Score Target, reflecting the carbon efficiency of the INSW fleet as it relates to reductions in CO2 emissions year-over-year, such that it aligns with the International Maritime Organization’s 50% industry reduction target in GHG emissions by 2050, to be calculated in a manner consistent with the de-carbonization trajectory outlined in the Poseidon Principles (the global framework by which financial institutions can assess the climate alignment of their ship finance portfolios relative to established de-carbonization trajectories);

•	a Sustainability-Linked Investment Target, reflecting targeted spending of $3 million per annum on investments in energy efficiency improvements, decarbonization, and other environmental, social and corporate governance-related initiatives; and

•	a Lost Time Incident Frequency Target, reflecting performance against a Lost Time Incident Frequency average published by Intertanko.

The Company will be required to deliver annually, commencing in July 2023, a sustainability certificate for the preceding calendar year setting out the sustainability-related calculations required under the Credit Agreement. If INSW achieves all of the targets set out in the Credit Agreement, the Applicable Margin will be decreased by 0.05% per annum, while if INSW fails to achieves any of the targets set out in the Credit Agreement, the Applicable Margin will be increased by that same amount (but in no case will any such adjustment result in the Applicable Margin being increased or decreased from the otherwise-applicable Applicable Margin by more than 0.05% per annum in the aggregate).

The Term Loan Facility amortizes in 19 quarterly installments of approximately $30.6 million (other than the final payment of $9.8 million) commencing November 20, 2022 . The maturity date of each of the Revolving Facility and the Term Loan Facility is May 20, 2027. The maturity dates for the Facilities are subject to acceleration upon the occurrence of certain events (as described in the Credit Agreement).

The Facilities contain customary representations, warranties, restrictions and covenants applicable to the Company, the Borrower and the subsidiary guarantors (and in certain cases, other subsidiaries), including financial covenants that are consistent with existing financial covenants in the $390 Million Facilities and require the Company (i) to maintain a minimum liquidity level of the greater of $50 million and 5% of the Company’s Consolidated Indebtedness; (ii) to ensure the Company’s and its consolidated subsidiaries’ Maximum Leverage Ratio will not exceed 0.60 to 1.00 at any time; (iii) to ensure that Current Assets exceeds Current Liabilities (which is defined to exclude the current potion of Consolidated Indebtedness); and (iv) to ensure the aggregate Fair Market Value of the Collateral Vessels will not be less than 135% of the aggregate outstanding principal amount of the Term Loans and Revolving Loans.

Item 1.02	Termination of a Material Definitive Agreement.

On May 24, 2022, the following events took place:

•	the previously disclosed secured term loan and revolver facilities, dated as of January 23, 2020 (as amended from time to time, the “$390 Million Facilities”), among INSW (as guarantor), the Borrower, certain INSW subsidiaries, Nordea, as administrative agent, and other lenders party thereto, were terminated in accordance with their terms;

•	the previously disclosed secured term loan and revolver facilities, dated as of December 23, 2019 (as amended from time to time, the “$525 Million Facilities”), among Diamond S Shipping Inc. (“DSSI”), certain DSSI subsidiaries, Nordea, as administrative agent, and other lenders party thereto, and the related guarantee thereof by INSW, were terminated in accordance with their terms; and

•	the previously disclosed secured term loan and revolver facilities, dated as of March 27, 2019 (as amended from time to time, the “$360 Million Facilities” and, together with the $390 Million Facilities and the $525 Million Facilities, the “Prior Facilities”), among DSSI, certain DSSI subsidiaries, Nordea, as administrative agent, and other lenders party thereto, and the related guarantee thereof by INSW, were terminated in accordance with their terms.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein. In addition, in connection with its entry into the Credit Agreement, on May 20, 2022, the Company also terminated its existing interest rate hedging arrangements in respect of the Prior Facilities. The Company, the Borrower and their subsidiaries intend to enter into new hedging arrangements in connection with the Facilities.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

On May 25, 2022, the Company issued a press release announcing the entry into the Credit Agreement and the other transactions described in Items 1.01 and 1.02 above, a copy of which is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Pursuant to General Instruction B.2 of Form 8-K, the following exhibit is furnished with this Form 8-K.

Exhibit No.	Description
99.1	Press Release dated May 25, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: May 25, 2022	By		/s/ James D. Small III
		Name:	James D. Small III
		Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 25, 2022.